Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 26, 2026
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782‑4900 or (888) 454‑BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS RECORD QUARTERLY INCOME

Porterville, Calif. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three- and nine-month periods ended September 30, 2026. Sierra Bancorp reported consolidated net income of $15.3 million, or $1.18 per diluted share, for the third quarter of 2026, compared to $9.7 million, or $0.72 per diluted share, in the third quarter of 2025. Return on average assets was 1.66% and return on average equity was 16.49% for the third quarter of 2026, compared to 1.04% and 10.81%, respectively, for the same period in 2025.

For the first nine months of 2026, the Company recognized net income of $37.7 million, or $2.90 per diluted share, as compared to $29.4 million, or $2.15 per diluted share, for the same period in 2025. The Company's improved financial performance metrics for the first nine months of 2026 include a net interest margin of 3.80% and an efficiency ratio of 56.73%, as compared to a net interest margin of 3.73% and efficiency ratio of 59.32% for the same period in 2025.

Highlights for the third quarter and first nine months of 2026:

●	Strong Quarterly Earnings and Profitability (third quarter 2026 compared to same period last year)
o	Diluted earnings per share increased 64% to $1.18 per share.
o	Return on average assets rose to 1.66%, as compared to 1.04%.
o	Return on average equity expanded to 16.49%, as compared to 10.81%.
o	Net interest margin remained strong at 3.91%, increasing 13 basis points from 3.78%.
o	Efficiency ratio(1) improved to 54.86%, as compared to 58.05%.
o	Noninterest income over average assets remains high at 0.84% annualized, as compared to 0.86%.

●	Deposit Franchise Strength and Low Cost of Funds
o	Total deposits increased $108.3 million, or 4%, from December 31, 2025.
o	Noninterest-bearing deposits of $1.06 billion at September 30, 2026, represent 35.4% of total deposits.
o

Cost of total deposits declined to 1.19% for the third quarter of 2026 compared to 1.30% in the third quarter of 2025, while cost of funds decreased to 1.30% from 1.45% for the same comparative period.

o	Core non-maturity deposits increased $122.5 million, or 6%, from December 31, 2025.
o	Uninsured deposits, exclusive of public funds, are approximately 26% of total deposit balances.

●	Solid Capital Position
o	Tangible book value(1) per share increased to $25.79 at September 30, 2026, compared to $25.42 at December 31, 2025.
o	Declared dividend of $0.27 per share, payable on November 9, 2026.
o	Strong regulatory Community Bank Leverage Ratio of 12.43%, at September 30, 2026, for our subsidiary Bank.
o	Tangible common equity ratio(1) of 9.17%, at September 30, 2026, on a consolidated basis.
o	Overall primary and secondary liquidity sources of $2.0 billion at September 30, 2026.

●	Improved Asset Quality
o	Nonperforming loans / gross loans declined to 0.38% at September 30, 2026, as compared to 0.52% at December 31, 2025.
o	Past due loans declined to $2.5 million as compared to $6.8 million at December 31, 2025.
o	Classified loans reduced to $27.0 million as compared to $31.4 million at December 31, 2025.

(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

Sierra Bancorp Financial Results

October 26, 2026

“You were born to win, but to be a winner, you must plan to win, prepare to win, and expect to win.”  – Zig Ziglar

“It was an incredible quarter for our Bank as we earned record-breaking results!” exclaimed Kevin McPhaill, CEO and President. “In a highly competitive environment coupled with economic uncertainty, we achieved record profits, solid core deposit growth, and our highest quarterly gross loan production since 2020. This is a testament to our team’s consistent and disciplined execution of our strategy, which focuses on people and improved processes in order to achieve strong profitability growth. When that strategy is combined with outstanding relationships in our communities, you get the superb outcomes we see today! While the thrill of announcing excellent results is wonderful, I remain even more optimistic about our future opportunities as we ‘plan to win, prepare to win, and expect to win.’” concluded Mr. McPhaill.

Quarterly Income Changes (comparisons to the third quarter of 2025)

●

Net income increased $5.6 million, or 58%, to $15.3 million for the third quarter of 2026 due primarily to a favorable change in provision (benefit) for credit losses, as well as higher net interest income, a reduction in noninterest expense, and a lower effective tax rate. The change in provision (benefit) for credit losses was caused by a release of allowance in the third quarter of 2026 due mostly to the $2.5 million payoff of a lumber related loan which had been previously fully reserved as an individually evaluated loan.

●

Net interest income increased $0.4 million, or 1%, to $32.4 million. Included in net interest income was a $1.1 million recovery of interest on a separate agricultural nonperforming loan that was paid in full. Net interest margin expanded to 3.91% from 3.78% in the third quarter of 2025.

●

Noninterest income and noninterest expense changes included a $0.5 million decrease in earnings from separate-account life insurance and a $0.3 million decrease in deferred compensation expense. Separate-account life insurance income and deferred compensation expense are designed to offset each other.

●

Overall noninterest expense decreased by $1.3 million primarily due to lower salaries and employee benefits expense and reduced deposit service costs. Salaries and employee benefits, excluding deferred compensation, declined $0.6 million, primarily due to a reduction of full-time equivalent staffing levels.

●

Pre-tax pre-provision income(1) increased to $17.8 million compared to $16.4 million in the third quarter of 2025. The effective tax rate during the quarter was 22.7% as compared to 23.6% for the same period in 2025. The decline in the effective tax rate is due mostly to the purchase of a tax equity investment in the third quarter of 2026.

Linked Quarter Income Changes (comparisons to the second quarter of 2026)

●

Net income increased $5.4 million, or 54%, for the third quarter of 2026. The increase was driven primarily by a $4.3 million favorable change in credit loss (benefit) expense on loans, a $2.0 million increase in net interest income, and a $1.2 million decrease in noninterest expense. These favorable changes were partially offset by a $0.9 million decrease in noninterest income. The favorable change in credit loss (benefit) expense is related to the full payment of the lumber related loan in the third quarter of 2026 which had been previously fully reserved.

●

Net interest income increased $2.0 million, or 6%, from the linked quarter. Included in this change was a $1.1 million recovery of interest on a separate nonperforming agricultural loan. The remainder of the increase was primarily attributable to higher earning asset yields and balances, while overall funding costs remained relatively flat. Net interest margin expanded to 3.91% from 3.74% in the linked quarter. Overall loan production activity continued to increase throughout the quarter and the pipeline at September 30, 2026, remains elevated similar to the prior quarter end.

●

Noninterest income changes included a $1.3 million decrease in earnings from separate-account life insurance associated with deferred compensation arrangements, offset by a $1.0 million decrease in related deferred compensation expense, recorded in noninterest expense. Deferred compensation expense decreased primarily due to smaller increases in participant account values resulting from declining market performance during the quarter.

●

Other changes to noninterest income outside of the above-mentioned items included a $0.2 million increase in FHLB dividends and a $0.1 million increase in service charge income, primarily driven by higher business analysis fees,

●	Pre-tax pre-provision income(1) increased $2.3 million, or 15%, to $17.8 million.

(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

Sierra Bancorp Financial Results

October 26, 2026

Year-to-Date Income Changes (comparisons to the first nine months of 2025)

●

Net income increased $8.3 million, or 28%, to $37.7 million for the first nine months of 2026. The increase was driven primarily by a $6.8 million reduction in credit loss (benefit) expense, a $2.2 million decline in noninterest expense, a $1.0 million increase in noninterest income, and a $0.7 million improvement in net interest income. Diluted earnings per share increased 35% to $2.90 compared to $2.15 for the same period in 2025.

●

Net interest income increased $0.7 million, or 1%, compared to the first nine months of 2025. Included in the increase was a $1.1 million recovery of interest as described above in the quarterly comparison. Tax-equivalent net interest margin increased seven basis points to 3.80% from 3.73%, driven by lower funding costs. Cost of funds declined to 1.32% from 1.47%, while the cost of deposits decreased to 1.16% from 1.31%.

●

Noninterest income increased $1.0 million, or 4%, compared to the first nine months of 2025. The increase was primarily attributable to a $0.4 million gain on the sale of fixed assets, a $0.3 million increase in cash surrender value income from bank-owned life insurance, and higher service charges and fee income.

●

Noninterest expense decreased $2.2 million, or 3%, compared to the first nine months of 2025. The reduction was driven primarily by lower salaries and employee benefits expense, lower deposit service costs, and reduced other operating expenses.

●

Pre-tax pre-provision income(1) increased $3.8 million, or 8%, to $50.0 million for the first nine months of 2026. The effective tax rate during the first nine months of 2026 was 24.2% as compared to 24.9% for the same period in 2025.  The decline is due mostly to the purchase of a tax equity investment in the third quarter of 2026.

Balance Sheet Changes (comparisons to December 31, 2025, unless otherwise noted)

●

Total assets decreased $154.1 million, or 4%, to $3.68 billion at September 30, 2026. The decrease was primarily attributable to a $158.0 million reduction in mortgage warehouse loan balances and a $53.7 million decline in investment securities, partially offset by growth in commercial real estate loans as detailed below.

●

Gross loans decreased $118.3 million, or 5%, to $2.43 billion. The decline was primarily driven by a $158.0 million decrease in mortgage warehouse facilities, a $12.9 million decrease in other commercial loans, a $17.5 million decrease in residential real estate loans, and a $5.2 million decrease in farmland loans. These decreases were partially offset by a $74.1 million increase in commercial real estate loans and a $1.5 million increase in other construction and land development loans.

●

New credit extended, excluding changes in line of credit and mortgage warehouse utilization, totaled $123.7 million during the third quarter of 2026, representing the Company's highest quarterly level of loan production since the fourth quarter of 2020 and reflecting continued strength in commercial lending activity.

●

Commercial real estate lending activity strengthened during the third quarter of 2026. Commercial real estate balances increased $75.3 million during the quarter, while mortgage warehouse balances declined $97.1 million. Average commercial and industrial loan balances increased 15% from the linked quarter, reflecting continued success in originating relationship-based commercial lending.

●

Mortgage warehouse balances declined $158.0 million, or 30%, from December 31, 2025, as the Company temporarily paused growth in mortgage warehouse to allow our focus to be on enhanced controls amid elevated interest rate volatility and increased market uncertainty. The focus reflects a disciplined approach to managing risk while preserving profitability, as average third quarter mortgage warehouse balances declined only $20.8 million from the linked quarter and associated mortgage warehouse interest income only declined by $0.2 million.

●

Total deposits increased $108.3 million, or 4%, to $2.98 billion. Growth was concentrated in core deposit categories, including a $59.5 million increase in noninterest-bearing demand deposits, a $35.0 million increase in interest-bearing transaction accounts, and a $28.9 million increase in money market deposits. Customer deposits increased $106.3 million, while brokered deposits increased $2.1 million during the period.

●

Other interest-bearing liabilities declined $250.7 million, or 83%, to $52.0 million at September 30, 2026, from $302.7 million at December 31, 2025. The decline primarily reflects a significant reduction in overnight borrowings as mortgage warehouse balances decreased and deposit growth strengthened.

●

Asset quality metrics continued to improve during the first nine months of 2026. Nonperforming assets declined to $9.3 million, or 0.38% of loans plus foreclosed assets, compared to $14.8 million, or 0.58%, at December 31, 2025. Classified loans declined to $27.0 million from $31.4 million at year-end 2025.

(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

Sierra Bancorp Financial Results

October 26, 2026

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	As of or for the			As of or for the
	three months ended			nine months ended
	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Net income	$15,281	$9,919	$9,699	$37,720	$29,433
Diluted earnings per share	$1.18	$0.77	$0.72	$2.90	$2.15
Return on average assets	1.66%	1.09%	1.04%	1.38%	1.07%
Return on average equity	16.49%	10.90%	10.81%	13.77%	11.11%

Net interest margin (tax-equivalent) (1)	3.91%	3.74%	3.78%	3.80%	3.73%
Yield on average loans	5.42%	5.22%	5.36%	5.30%	5.30%
Yield on investments	4.50%	4.48%	4.73%	4.47%	4.74%
Cost of average total deposits (3)	1.19%	1.11%	1.30%	1.16%	1.31%
Cost of funds (3)	1.30%	1.31%	1.45%	1.32%	1.47%
Efficiency ratio (tax-equivalent) (1) (2)	54.86%	58.91%	58.05%	56.73%	59.32%

Total assets	$3,675,200	$3,720,611	$3,709,377	$3,675,200	$3,709,377
Gross loans, amortized cost	$2,428,511	$2,456,060	$2,491,788	$2,428,511	$2,491,788
Noninterest demand deposits	$1,055,117	$1,026,319	$1,072,927	$1,055,117	$1,072,927
Total deposits	$2,984,741	$2,930,991	$2,932,760	$2,984,741	$2,932,760
Noninterest-bearing deposits over total deposits	35.4%	35.0%	36.6%	35.4%	36.6%

Shareholders' equity / total assets	9.84%	9.86%	9.71%	9.84%	9.71%
Tangible common equity ratio (2)	9.17%	9.19%	9.03%	9.17%	9.03%
Book value per share	$27.90	$28.30	$26.71	$27.90	$26.71
Tangible book value per share (2)	$25.79	$26.19	$24.67	$25.79	$24.67
Community bank leverage ratio (subsidiary bank)	12.43%	13.25%	11.73%	12.43%	11.73%
Tangible common equity ratio (subsidiary bank) (2)	11.24%	11.37%	11.08%	11.24%	11.08%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".
(3)	Includes noninterest bearing deposits.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $32.4 million for the third quarter of 2026, an increase of $0.4 million, or 1%, compared to the third quarter of 2025. The increase was primarily attributable to lower funding costs, higher loan yields, and the recovery of approximately $1.1 million of previously unrecognized interest income associated with an agricultural production nonaccrual loan that paid in full during the quarter. This credit relationship is unrelated to the agricultural production credit discussed in the Credit Loss Expense section. The favorable interest recovery was partially offset by lower average investment securities balances and yields. Interest expense declined $1.4 million, or 12%, from the prior-year quarter, reflecting lower rates on deposits and borrowed funds and a decrease in the average balance of borrowed funds.

For the third quarter of 2026, average interest-earning assets decreased $67.4 million, or 2%, from the same period in 2025, while the yield on those assets remained relatively stable at 5.17%, compared to 5.18% in the prior-year quarter. The decline in average earning assets was primarily attributable to lower investment securities balances, partially offset by growth in average commercial real estate and mortgage warehouse loan balances.

Average interest-bearing liabilities decreased $45.6 million, or 2%, compared to the third quarter of 2025, while the cost of those liabilities declined 21 basis points to 1.92%. The decrease in funding costs was primarily attributable to lower costs on interest-bearing deposits and borrowed funds. Average customer time deposits declined $42.2 million from the prior-year quarter and brokered deposit costs decreased 33 basis points, contributing to the improvement in overall funding costs.

The reduction in funding costs and improvement in loan yields more than offset modest pressure on earning asset balances, resulting in a 13 basis point increase in tax-equivalent net interest margin to 3.91%, compared to 3.78% in the third quarter of 2025.

Sierra Bancorp Financial Results

October 26, 2026

Compared to the linked quarter, net interest income increased $2.0 million, or 6%, driven by higher earning asset yields and a favorable funding mix. The increase in loan yields was partially due to the recovery of approximately $1.1 million of previously unrecognized interest income associated with an agricultural production nonaccrual loan that paid in full during the third quarter. While deposit and borrowing costs increased modestly during the quarter, the overall cost of interest-bearing liabilities remained unchanged at 1.92% as average balances of higher-cost overnight and short-term borrowings declined $89.0 million.  Average interest-earning assets increased $19.4 million, while the yield on those assets increased 15 basis points to 5.17%. Net interest margin expanded 17 basis points to 3.91% in the third quarter of 2026 from 3.74% in the second quarter of 2026.

The Company temporarily paused growth within its mortgage warehouse portfolio during the quarter in response to elevated interest rate volatility and changing conditions in the residential mortgage market. Enhanced reviews of our customer's credit risk profiles, including hedging positions and pipelines, resulted in a more selective approach to extending mortgage warehouse credit at the end of the third quarter 2026. Despite a decline of $97.1 million in period-end mortgage warehouse balances during the quarter, average mortgage warehouse balances decreased by only $20.8 million compared to the linked quarter, while related interest income declined slightly by $0.2 million, reflecting the continued profitability of the portfolio.

Net interest income for the first nine months of 2026 increased $0.7 million, or 1%, to $93.4 million, compared to the same period in 2025. The increase was primarily attributable to lower funding costs and the recovery of approximately $1.1 million of previously unrecognized interest income associated with a nonaccrual loan that paid in full during the third quarter, partially offset by lower average investment securities balances. Average interest-earning assets decreased $35.7 million, or 1%, while the tax-equivalent yield on earning assets declined seven basis points to 5.07%.

For the first nine months of 2026, interest expense decreased $3.7 million, or 10%, to $31.7 million. The decrease was driven by a 22 basis point reduction in the cost of interest-bearing liabilities to 1.93%, reflecting favorable repricing of deposits and wholesale funding balances. As a result, tax-equivalent net interest margin increased seven basis points to 3.80%, compared to 3.73% for the same period in 2025.

The Company had $1.8 billion in adjustable and variable rate loans and $196.9 million in floating rate bonds, as compared to $201.6 million in floating rate CDs and $36.1 million in floating rate trust preferred securities at September 30, 2026. Included in the $1.8 billion of adjustable and variable rate loans was approximately $360.3 million of mortgage warehouse facilities, or 15% of the Company's loan portfolio. Although these loans do not generally reprice while outstanding, their short duration and rapid turnover result in yields that adjust quickly to changes in market interest rates. Additionally, approximately $158.5 million of collateralized loan obligations within the available-for-sale investment security portfolio continue to provide asset sensitivity through periodic rate resets. In addition, there were $647.7 million of fixed-term deposits that reprice or mature within twelve months.

Credit Loss Expense

Credit loss expense on loans was a benefit of $2.0 million for the third quarter of 2026, compared to expense of $3.7 million for the third quarter of 2025, and expense of $2.2 million in the prior linked quarter. For the first nine months of 2026, credit loss expense on loans was $0.3 million, compared to $6.9 million for the same period in 2025.

The third quarter provision reversal was primarily attributable to the resolution of a previously identified agricultural production lending relationship in the lumber industry. During the second quarter of 2026, the Company established a $2.5 million specific reserve on the credit due to elevated repayment risk. During the third quarter, the credit relationship was resolved through the sale of the note to another creditor. As a result, the Company recovered substantially all principal, accrued interest, and fees associated with the relationship, resulting in a $0.1 million charge-off and the reversal of the previously established specific reserve. The resolution of this relationship contributed to a reduction in the allowance for credit losses on loans from $23.6 million at June 30, 2026, to $21.7 million at September 30, 2026. The nonaccrual agricultural production credit discussed in the Net Interest Income section is unrelated to the previously reserved agricultural production relationship in the lumber industry discussed in the Credit Loss Expense and Asset Quality sections. Excluding the impact of this previously reserved credit relationship, credit quality trends across the remainder of the loan portfolio were stable to improved during the quarter. Nonperforming assets declined to $9.3 million at September 30, 2026, from $14.8 million at December 31, 2025, classified loans declined to $27.0 million from $31.4 million, and loans past due 30 to 89 days improved to $2.5 million from $6.8 million at year-end 2025.

The Company recorded credit loss expense on unfunded commitments of $10,000 during the third quarter of 2026 and a benefit of $130,000 for the first nine months of 2026, compared to a benefit of $20,000 and expense of $80,000, respectively, during the comparable 2025 periods.

Sierra Bancorp Financial Results

October 26, 2026

The Company also recorded an immaterial benefit related to credit losses on held-to-maturity debt securities during the first nine months of 2026. No provision for credit losses was recorded on available-for-sale debt securities during the periods presented. Although the unrealized loss position of the Company's investment portfolio deteriorated during the quarter, the declines in fair value were attributable to changes in market interest rates and not to expected credit losses.

Noninterest Income

Total noninterest income was $7.7 million for the third quarter of 2026, a decrease of $0.9 million, or 10%, from $8.6 million in the linked quarter. The decrease was primarily attributable to a $1.3 million decline in earnings on separate-account life insurance, reflecting market-driven changes in the value of the underlying investment alternatives. The decline was partially offset by a $0.2 million increase in FHLB dividends due to a special dividend received in the third quarter of 2026, and a $0.1 million increase in service charges and fees on deposit accounts.

Compared to the third quarter of 2025, total noninterest income decreased $0.3 million, or 4%, from $8.1 million. The decrease was primarily attributable to a $0.5 million decline in earnings on separate-account life insurance, partially offset by increases in service charges and fees on deposit accounts and the above-mentioned special FHLB dividend.

For the first nine months of 2026, noninterest income increased $1.0 million, or 4%, to $24.3 million compared to $23.3 million for the same period in 2025. The increase was primarily driven by a $0.4 million gain on the sale of fixed assets, a $0.3 million increase in cash surrender value income from life insurance, a $0.3 million increase in service charges and fees on deposit accounts, and a $0.2 million increase in other income. These favorable variances were partially offset by the absence of securities gains recognized during the first nine months of 2025.

The Company’s non‑qualified deferred compensation plan for officers and directors allows participants to defer a portion of their earnings and select from various hypothetical investment alternatives to determine their individual returns. The Company economically offsets this liability with separate-account life insurance policies that are invested in similar underlying fund types within the life insurance policy. Because the deferred compensation liability and the separate-account life insurance asset are not contractually linked, differences in balances, fund performance, and insurance costs can result in temporary timing mismatches between changes in separate-account life insurance income and the related deferred compensation expense.

Noninterest Expense

Total noninterest expense decreased $1.2 million, or 5%, to $22.3 million during the third quarter of 2026 from $23.5 million in the linked quarter. The decrease was primarily attributable to a $0.9 million decline in deferred directors' fee expense, a $0.4 million reduction in salaries and employee benefits expense, and lower data processing and deposit service costs. These favorable variances were partially offset by higher legal and accounting expenses and higher debit card losses.

Compared to the third quarter of 2025, total noninterest expense decreased $1.3 million, or 6%, from $23.6 million. Salaries and employee benefits expense declined $0.7 million, primarily due to lower full-time equivalent staffing levels, and deposit service costs decreased $0.3 million. These favorable variances were partially offset by increases in legal and accounting expenses and director-related costs.

For the first nine months of 2026, noninterest expense decreased $2.2 million, or 3%, to $67.7 million from $69.8 million for the same period in 2025. Salaries and employee benefits expense decreased $1.0 million, deposit service costs declined $0.4 million, and other operating expenses decreased $0.4 million. These improvements were partially offset by higher occupancy costs and increased legal and accounting expenses. The Company's efficiency ratio improved to 56.73% for the first nine months of 2026, compared to 59.32% for the same period in 2025.

Overall full-time equivalent employees were 447 at September 30, 2026, as compared to 465 at December 31, 2025, and 476 at September 30, 2025.

The Company's effective tax rate was 22.7% for the third quarter of 2026, compared to 23.6% for the third quarter of 2025 and 25.3% in the linked quarter. For the first nine months of 2026, the effective tax rate was 24.2%, compared to 24.9% for the same period in 2025. The Company's effective tax rate declined during the third quarter of 2026 primarily due to the recognition of expected tax benefits associated with its renewable energy tax equity investment, consistent with management's estimate of credits expected to be realized during 2026.

Sierra Bancorp Financial Results

October 26, 2026

Balance Sheet Summary

Total assets decreased $154.1 million, or 4%, during the first nine months of 2026 to $3.68 billion at September 30, 2026. The decline was primarily attributable to a $118.3 million decrease in gross loans and a $53.7 million decrease in investment securities, partially offset by a $16.1 million increase in other assets. The increase in other assets was primarily driven by the Company's strategic investment in a renewable energy tax equity project, additional investments in low-income housing tax credit funds, and growth in other partnership investments designed to enhance long-term shareholder returns and provide current and future tax benefits.

The decrease in gross loan balances compared to December 31, 2025, was primarily driven by a $158.0 million decrease in mortgage warehouse facilities, partially offset by a $74.1 million increase in commercial real estate loans and continued loan production across the Company's core lending markets. The reduction in mortgage warehouse balances reflects a temporary pause in growth in the third quarter of 2026 due to the implementation of enhanced controls, as well as market volatility throughout 2026 due to the higher rate environment, while growth in commercial real estate lending demonstrates continued success in originating and retaining relationship-based commercial credits. We continue to add new mortgage warehouse customers with total commitments increasing $82.3 million, or 10.6%, during the first nine months of 2026.  Most of the increase was in the third quarter with $54.4 million of net new commitments.

Despite the larger decline in period-end mortgage warehouse balances, average mortgage warehouse balances decreased by only $20.8 million during the third quarter of 2026 compared to the linked quarter, while related interest income declined slightly by $0.2 million. In addition, commercial real estate balances increased $75.3 million during the quarter, reflecting strong production activity and growth in relationship-based lending.

The Company's loan portfolio remains well diversified, with commercial real estate representing 60% of total loans, mortgage warehouse facilities representing 15%, residential real estate comprising 14%, and other commercial loans representing 7% of the portfolio at September 30, 2026. Commercial real estate lending continues to be a key area of growth, supported by strong customer demand and a healthy pipeline of opportunities.

As indicated in the loan rollforward table below, the Company significantly increased new credit extended, excluding changes in line of credit and mortgage warehouse utilization, during the quarter to $123.7 million as compared to $49.4 million in the previous quarter, representing the highest quarterly production level since the fourth quarter of 2020. This increase is due significantly to enhanced oversight through a collective semi-monthly review of credit opportunities. While credit activity increased, it was offset by significant declines in mortgage warehouse utilization as well as higher than normal paydowns. Paydowns, maturities, charge-offs and amortization totaled $84.7 million, including approximately $45.9 million from five large relationship payoffs and an additional $10.2 million from two significant principal reductions.

LOAN ROLLFORWARD

(Dollars in Thousands, Unaudited)

	For the three months ended:			For the nine months ended:
	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Gross loans beginning balance	$2,456,206	$2,466,891	$2,434,605	$2,546,880	$2,331,341
New credit extended	123,724	49,370	48,065	180,905	162,582
Loan purchases	41,197	—	—	41,197	—
Changes in line of credit utilization (1)	(10,694)	(4,841)	2,628	(38,127)	(6,914)
Change in mortgage warehouse facilities	(97,131)	(20,997)	50,787	(158,008)	126,283
Pay-downs, maturities, charge-offs and amortization	(84,692)	(34,217)	(44,306)	(144,237)	(121,513)
Gross loans ending balance	2,428,610	2,456,206	2,491,779	2,428,610	2,491,779
Deferred (fees) and costs, net	(99)	(146)	9	(99)	9
Gross loans, amortized cost	$2,428,511	$2,456,060	$2,491,788	$2,428,511	$2,491,788

(1)	Change does not include new balances on lines of credit extended during the respective periods as such balances are included as part of “New credit extended” line above.

Sierra Bancorp Financial Results

October 26, 2026

A summary of the Company’s unfunded commitments and utilization is presented below (dollars in thousands, unaudited):

	September 30, 2026		December 31, 2025		September 30, 2025
	Line Available (2)	Utilization %	Line Available (2)	Utilization %	Line Available (2)	Utilization %
Real estate:
Residential real estate	$10,570	52.48%	$15,726	44.50%	$16,717	43.13%
Commercial real estate	15,364	89.92%	23,203	86.93%	22,952	87.28%
Other construction/land	964	92.36%	2,634	79.10%	3,951	68.71%
Farmland	1,842	85.60%	3,126	80.20%	4,211	73.38%
Total real estate	28,740	85.63%	44,689	80.92%	47,831	79.92%
Other commercial	166,490	49.82%	187,084	48.81%	201,990	45.80%
Consumer	4,365	22.95%	4,580	24.29%	4,661	23.34%
Subtotal (1)	199,595	62.86%	236,353	61.00%	254,482	58.75%
Mortgage warehouse facilities	488,174	42.47%	247,667	67.67%	308,817	59.45%
Overdrafts - Commercial and Consumer	65,787	1.48%	69,112	1.40%	69,956	1.36%
Total	$753,556	48.13%	$553,132	61.64%	$633,255	56.31%

Unused commitment as a percent of gross loans, amortized cost	31.03%		21.72%		25.41%
Unused mortgage warehouse facilities as percent of gross loans, amortized cost	20.10%		9.72%		12.39%

(1)	Excludes mortgage warehouse facilities and overdraft lines, both of which are unconditionally cancellable.
(2)	Represents unfunded loan commitments available to customers.

Total deposits increased $108.3 million, or 4%, during the first nine months of 2026. Core non-maturity deposits increased $122.5 million, or 6%, driven by growth in noninterest-bearing demand deposits, interest-bearing transaction accounts, and money market accounts. Customer time deposits decreased $16.2 million, or 4%, reflecting the continued migration away from higher-cost deposit products. Noninterest-bearing deposits increased $59.5 million during the first nine months of 2026 and represented 35.4% of total deposits at September 30, 2026, compared to 34.6% at December 31, 2025. The Company's strong base of noninterest-bearing and other core deposit relationships continued to support a favorable funding mix and contribute to lower funding costs.

Total borrowed funds totaled $250.8 million at September 30, 2026, consisting of $113.1 million in customer repurchase agreements, $17.0 million in overnight borrowings, $35.0 million in FHLB term advances, $49.6 million in long-term debt, and $36.2 million in subordinated debentures. Compared to December 31, 2025, total borrowed funds decreased $268.3 million, or 52%, primarily due to a reduction in overnight borrowings and term FHLB borrowings as deposit growth and lower mortgage warehouse balances reduced overall funding needs.

Overall uninsured deposits are estimated to be approximately $773.7 million, or 26% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $285 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such a customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At September 30, 2026, the Company had approximately 114,000 accounts and the 25 largest deposit balance customers had balances of approximately 12% of overall deposits. During the third quarter of 2026, there were seasonality fluctuations in the normal course of business related to the Company's 25 largest depositors.

Sierra Bancorp Financial Results

October 26, 2026

The Company continues to have substantial liquidity which is managed daily. At September 30, 2026, and December 31, 2025, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands):

Primary and secondary liquidity sources	9/30/2026	12/31/2025
Cash and cash equivalents	$138,307	$135,628
Unpledged investment securities	531,562	551,406
Excess pledged securities	41,731	35,620
FHLB borrowing availability	604,335	629,481
Unsecured lines of credit	511,785	250,785
Funds available through fed discount window	212,862	254,908
Totals	$2,040,582	$1,857,828

Total capital was $361.7 million at September 30, 2026, reflecting a decrease of $3.1 million compared to $364.9 million at December 31, 2025. The decrease in equity during the first nine months of 2026 was primarily attributable to an $18.6 million unfavorable increase in accumulated other comprehensive loss, primarily related to changes in the fair value of investment securities, $14.4 million in share repurchases during the year, and $10.3 million in cash dividends declared. These unfavorable variances were partially offset by $37.7 million in net income. The remaining difference was related to activity from stock options and restricted stock awards during the year.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, decreased $5.4 million, or 37%, to $9.3 million at September 30, 2026, from $14.8 million at December 31, 2025. The Company's ratio of nonperforming loans to gross loans improved to 0.38% at September 30, 2026, compared to 0.52% at December 31, 2025. The improvement reflects the successful resolution of several criticized and nonperforming credit relationships, as well as the disposition of foreclosed assets during the first quarter of 2026.

Loans past due 30 to 89 days and still accruing declined favorably to $2.5 million at September 30, 2026, compared to $6.8 million at December 31, 2025, and $5.4 million at June 30, 2026. Classified loan levels improved to $27.0 million at September 30, 2026, compared to $31.4 million at December 31, 2025, and $29.3 million at June 30, 2026, reflecting continued improvement in overall portfolio risk characteristics.

The allowance for credit losses on loans totaled $21.7 million, or 0.89% of gross loans, at September 30, 2026, compared to $21.5 million, or 0.84% of gross loans, at December 31, 2025. Compared to the linked quarter, the allowance declined from $23.6 million due primarily to the resolution of a previously identified agricultural production lending relationship in the lumber industry. During the second quarter of 2026, the Company established a $2.5 million specific reserve on the credit due to elevated repayment risk. During the third quarter, the credit was resolved through a note sale transaction to another creditor, resulting in the recovery of substantially all principal, accrued interest, and fees associated with the relationship and a $0.1 million charge-off.

Net charge-offs totaled $0.3 million during the third quarter of 2026 and $0.5 million during the first nine months of 2026, compared to $0.2 million and $6.5 million, respectively, during the comparable 2025 periods. Annualized net charge-offs represented 0.03% of average loans for the first nine months of 2026, compared to 0.37% during the same period in 2025.

Sierra Bancorp Financial Results

October 26, 2026

The following tables highlight the coverage ratios by loan category at September 30, 2026, June 30, 2026, and December 31, 2025:

Allowance for Credit Losses on Loans by Category

(Dollars in Thousands, Unaudited)

	As of September 30, 2026
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,465,022	$17,058	60.33%	1.16%
Other construction/land	15,891	249	0.65%	1.57%
Farmland	63,117	529	2.60%	0.84%
Total real estate (2)	1,544,030	17,836	63.58%	1.16%
Other Commercial	179,642	2,392	7.40%	1.33%
Consumer loans (including overdrafts)	2,451	136	0.10%	5.55%
Subtotal (2) (3)	1,726,123	20,364	71.08%	1.18%
Residential real estate	342,062	1,121	14.09%	0.33%
Mortgage warehouse facilities	360,326	165	14.83%	0.05%
Gross loans, amortized cost	$2,428,511	$21,650	100.00%	0.89%

	As of June 30, 2026
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,389,730	$15,913	56.58%	1.15%
Other construction/land	15,851	307	0.65%	1.94%
Farmland	65,759	532	2.68%	0.81%
Total real estate (2)	1,471,340	16,752	59.91%	1.14%
Other Commercial	179,164	4,895	7.29%	2.73%
Consumer loans (including overdrafts)	2,524	108	0.10%	4.28%
Subtotal (2) (3)	1,653,028	21,755	67.30%	1.32%
Residential real estate	345,575	1,320	14.07%	0.38%
Mortgage warehouse facilities	457,457	525	18.63%	0.11%
Gross loans, amortized cost	$2,456,060	$23,600	100.00%	0.96%

	As of December 31, 2025
	Balance	Total Allowance	Percent of Portfolio	Coverage Ratio (1)
Real estate:
Commercial real estate	$1,390,890	$16,354	54.61%	1.18%
Other construction/land	14,414	296	0.57%	2.05%
Farmland	68,307	496	2.68%	0.73%
Total real estate (2)	1,473,611	17,146	57.86%	1.16%
Other Commercial	192,577	2,146	7.56%	1.11%
Consumer loans (including overdrafts)	2,810	112	0.11%	3.99%
Subtotal (2) (3)	1,668,998	19,404	65.53%	1.16%
Residential real estate	359,514	1,411	14.12%	0.39%
Mortgage warehouse facilities	518,333	665	20.35%	0.13%
Gross loans, amortized cost	$2,546,845	$21,480	100.00%	0.84%

(1)	Coverage ratio equals allowance for credit losses on loans divided by amortized cost.
(2)	Does not include residential real estate.
(3)	Does not include mortgage warehouse facilities.

Mortgage warehouse facilities, which historically have experienced minimal credit losses, totaled $360.3 million at September 30, 2026, and represented approximately 15% of the loan portfolio with a relatively low allowance. Excluding residential real estate and mortgage warehouse facilities, the allowance for credit losses represented 1.18% of loans at September 30, 2026, compared to 1.32% at June 30, 2026, and 1.16% at December 31, 2025.

Sierra Bancorp Financial Results

October 26, 2026

The Company's largest loan segment, commercial real estate, totaled $1.47 billion, or approximately 60% of gross loans, at September 30, 2026. The allowance allocated to commercial real estate loans was $17.1 million, representing a strong reserve coverage ratio of 1.16%. Reserve levels within the other commercial portfolio declined during the quarter as a result of the resolution of the previously discussed agricultural production credit relationship and the release of the related specific reserve.

Management's detailed analysis indicates that the Company's allowance for credit losses on loans should be sufficient to cover credit losses for the life of the loans outstanding as of September 30, 2026, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance. The Company calculates the allowance for credit losses using a combination of quantitative and qualitative factors by call report category.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 49th year of operations and strives to be the preeminent bank headquartered in the South San Joaquin Valley.

Bank of the Sierra offers a broad range of retail and commercial banking services through its 34 full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through its mortgage warehouse division. Bank of the Sierra is recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, loan portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully de‐ploy new technology, the success of acquisitions and branch expansion, changes in interest rates, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10‑K and Form 10‑Q.

Sierra Bancorp Financial Results

October 26, 2026

STATEMENT OF CONDITION

(Dollars in Thousands, Unaudited)

ASSETS	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Cash and due from banks	$138,307	$142,695	$156,372	$135,628	$95,501
Investment securities
Available-for-sale, at fair value	584,897	611,822	615,401	625,330	596,933
Held-to-maturity, amortized cost, net of allowance for credit losses	277,577	282,880	287,583	290,811	294,511
Total investment securities	862,474	894,702	902,984	916,141	891,444
Real estate loans
Residential real estate	342,062	345,575	349,860	359,514	364,277
Commercial real estate	1,465,022	1,389,730	1,381,770	1,390,890	1,404,681
Other construction/land	15,891	15,851	15,242	14,414	13,420
Farmland	63,117	65,759	66,218	68,307	67,860
Total real estate loans	1,886,092	1,816,915	1,813,090	1,833,125	1,850,238
Other commercial	179,642	179,164	172,653	192,577	185,958
Mortgage warehouse facilities	360,326	457,457	478,454	518,333	452,683
Consumer loans	2,451	2,524	2,597	2,810	2,909
Gross loans, amortized cost	2,428,511	2,456,060	2,466,794	2,546,845	2,491,788
Allowance for credit losses on loans	(21,650)	(23,600)	(21,250)	(21,480)	(25,180)
Net loans	2,406,861	2,432,460	2,445,544	2,525,365	2,466,608

Bank premises and equipment	14,295	14,053	14,447	14,974	15,056
Other assets	253,263	236,701	235,115	237,171	240,768
Total assets	$3,675,200	$3,720,611	$3,754,462	$3,829,279	$3,709,377

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,055,117	$1,026,319	$1,028,678	$995,623	$1,072,927
Interest-bearing transaction accounts	616,703	591,515	604,016	581,746	635,279
Savings deposits	364,219	364,455	364,830	365,064	357,107
Money market deposits	180,619	179,706	153,438	151,760	156,255
Customer time deposits	445,943	451,819	454,459	462,153	476,242
Brokered deposits	322,140	317,177	320,385	320,090	234,950
Total deposits	2,984,741	2,930,991	2,925,806	2,876,436	2,932,760

Repurchase agreements	113,088	122,364	127,811	130,853	125,749
Long-term debt	49,551	49,528	49,506	49,483	49,461
Subordinated debentures	36,151	36,106	36,061	36,017	35,972
Other interest-bearing liabilities	52,000	155,000	185,000	302,700	135,000
Total deposits and interest-bearing liabilities	3,235,531	3,293,989	3,324,184	3,395,489	3,278,942

Allowance for credit losses on unfunded loan commitments	580	570	660	710	790
Other liabilities	77,343	59,155	65,904	68,217	69,562
Total capital	361,746	366,897	363,714	364,863	360,083
Total liabilities and capital	$3,675,200	$3,720,611	$3,754,462	$3,829,279	$3,709,377

Sierra Bancorp Financial Results

October 26, 2026

GOODWILL AND INTANGIBLE ASSETS

(Dollars in Thousands, Unaudited)

	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	—	—	13	52	132
Total intangible assets	$27,357	$27,357	$27,370	$27,409	$27,489

CREDIT QUALITY

(Dollars in Thousands, Unaudited)

	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Nonperforming loans	$9,347	$10,544	$10,410	$13,231	$14,006
Foreclosed assets	—	—	—	1,565	1,839
Total nonperforming assets	$9,347	$10,544	$10,410	$14,796	$15,845

Quarterly net charge offs (recoveries)	$283	$(67)	$307	$2,915	$209

Past due and still accruing (30-89)	$2,534	$5,424	$907	$6,835	$187
Classified loans	$27,036	$29,304	$31,595	$31,433	$32,111

Nonperforming loans / gross loans, amortized cost	0.38%	0.43%	0.42%	0.52%	0.56%
NPA's / loans plus foreclosed assets	0.38%	0.43%	0.42%	0.58%	0.64%
Allowance for credit losses on loans / gross loans, amortized cost	0.89%	0.96%	0.86%	0.84%	1.01%

SELECT PERIOD-END STATISTICS

(Unaudited)

	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Shareholders' equity / total assets	9.84%	9.86%	9.69%	9.53%	9.71%
Gross loans, amortized cost / deposits	81.36%	83.80%	84.31%	88.54%	84.96%
Noninterest-bearing deposits / total deposits	35.35%	35.02%	35.16%	34.61%	36.58%
Core non-maturity deposits	$2,216,658	$2,161,995	$2,150,962	$2,094,193	$2,221,568
Deferred loan (costs)/fees	$(99)	$(146)	$(97)	$(35)	$9

Sierra Bancorp Financial Results

October 26, 2026

CONSOLIDATED INCOME STATEMENT

(Dollars in Thousands, Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Interest income	$42,917	$40,939	$43,937	$125,053	$128,108
Interest expense	10,552	10,527	11,969	31,667	35,374
Net interest income	32,365	30,412	31,968	93,386	92,734

Credit loss (benefit) expense - loans	(2,024)	2,283	3,709	336	6,880
Credit loss expense (benefit) - unfunded commitments	10	(90)	(20)	(130)	80
Credit loss benefit - debt securities held-to-maturity	-	-	-	(1)	-
Net interest income after credit loss (benefit)	34,379	28,219	28,279	93,181	85,774

Service charges and fees on deposit accounts	6,112	5,987	6,065	17,773	17,501
Net gain on sale of securities available-for-sale	-	-	-	-	124
Net gain (loss) on sale of fixed assets	-	-	-	360	(22)
Increase in cash surrender value of life insurance	421	416	410	1,256	991
Earnings (loss) on separate account life insurance	112	1,386	608	1,118	1,078
Other income	1,071	781	975	3,749	3,580
Total noninterest income	7,716	8,570	8,058	24,256	23,252

Salaries and benefits	12,161	12,548	12,827	37,408	38,375
Occupancy expense	3,162	3,204	3,234	9,451	9,354
Other noninterest expenses	6,991	7,758	7,574	20,791	22,090
Total noninterest expense	22,314	23,510	23,635	67,650	69,819

Income before taxes	19,781	13,279	12,702	49,787	39,207
Provision for income taxes	4,500	3,360	3,003	12,067	9,774
Net income	$15,281	$9,919	$9,699	$37,720	$29,433

TAX DATA
Tax-exempt muni income	$1,697	$1,678	$1,580	$5,000	$4,733
Interest income - fully tax equivalent	$43,368	$41,385	$44,357	$126,382	$129,366

Sierra Bancorp Financial Results

October 26, 2026

PER SHARE DATA

(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Basic earnings per share	$1.19	$0.77	$0.73	$2.93	$2.17
Diluted earnings per share	$1.18	$0.77	$0.72	$2.90	$2.15
Common dividends	$0.27	$0.26	$0.25	$0.79	$0.75

Weighted average shares outstanding	12,790,829	12,848,133	13,361,594	12,875,239	13,582,194
Weighted average diluted shares	12,923,493	12,959,127	13,470,658	12,992,143	13,674,934

Book value per basic share (EOP)	$27.90	$28.30	$26.71	$27.90	$26.71
Tangible book value per share (EOP) (1)	$25.79	$26.19	$24.67	$25.79	$24.67

Common shares outstanding (EOP)	12,966,397	12,963,397	13,482,458	12,966,397	13,482,458
(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

KEY FINANCIAL RATIOS

(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Return on average equity	16.49%	10.90%	10.81%	13.77%	11.11%
Return on average assets	1.66%	1.09%	1.04%	1.38%	1.07%
Net interest margin (tax-equivalent) (1)	3.91%	3.74%	3.78%	3.80%	3.73%
Efficiency ratio (tax-equivalent) (1) (2)	54.86%	58.91%	58.05%	56.73%	59.32%
Net charge-offs / average loans (not annualized)	0.01%	0.00%	0.01%	0.02%	0.27%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

October 26, 2026

NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands, Unaudited)	As of:
	9/30/2026	6/30/2026	9/30/2025
Total stockholders' equity	$361,746	$366,897	$360,083
Less: goodwill and other intangible assets	27,357	27,357	27,489
Tangible common equity	$334,389	$339,540	$332,594

Total assets	$3,675,200	$3,720,611	$3,709,377
Less: goodwill and other intangible assets	27,357	27,357	27,489
Tangible assets	$3,647,843	$3,693,254	$3,681,888

Total stockholders' equity (bank only)	$436,965	$447,070	$435,186
Less: goodwill and other intangible assets (bank only)	27,357	27,357	27,489
Tangible common equity (bank only)	$409,608	$419,713	$407,697

Total assets (bank only)	$3,672,653	$3,718,414	$3,706,266
Less: goodwill and other intangible assets (bank only)	27,357	27,357	27,489
Tangible assets (bank only)	$3,645,296	$3,691,057	$3,678,777

Common shares outstanding	12,966,397	12,963,397	13,482,458

Book value per common share (total stockholders' equity / shares outstanding)	$27.90	$28.30	$26.71
Tangible book value per common share (tangible common equity / shares outstanding)	$25.79	$26.19	$24.67
Equity ratio - GAAP (total stockholders' equity / total assets	9.84%	9.86%	9.71%
Tangible common equity ratio (tangible common equity / tangible assets)	9.17%	9.19%	9.03%
Tangible common equity ratio (bank only) (tangible common equity / tangible assets)	11.24%	11.37%	11.08%

	For the three months ended:			For the nine months ended:
Efficiency Ratio:	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Noninterest expense	$22,314	$23,510	$23,635	$67,650	69,819
Divided by:
Net interest income	32,365	30,412	31,968	93,386	92,734
Tax-equivalent interest income adjustments	451	446	420	1,329	1,258
Net interest income, adjusted	32,816	30,858	32,388	94,715	93,992
Noninterest income	7,716	8,570	8,058	24,256	23,252
Less gain on sale of securities	-	-	-	-	124
Less gain (loss) on sale of fixed assets	-	-	-	360	(22)
Tax-equivalent noninterest income adjustments	142	479	271	631	550
Noninterest income, adjusted	7,858	9,049	8,329	24,527	23,700
Net interest income plus noninterest income, adjusted	$40,674	$39,907	$40,717	$119,242	$117,692
Efficiency Ratio (tax-equivalent)	54.86%	58.91%	58.05%	56.73%	59.32%

	For the three months ended:			For the nine months ended:
Pre-tax pre-provision income:	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Net income	$15,281	$9,919	$9,699	$37,720	$29,433
Add: Provision for income taxes	4,500	3,360	3,003	12,067	9,774
Add: Provision for credit losses	(2,014)	2,193	3,689	205	6,960
Pre-tax pre-provision income	$17,767	$15,472	$16,391	$49,992	$46,167

Sierra Bancorp Financial Results

October 26, 2026

NONINTEREST INCOME/EXPENSE

(Dollars in Thousands, Unaudited)

	For the three months ended:			For the nine months ended:
Noninterest income:	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
Service charges and fees on deposit accounts
Interchange income on debit cards	$2,034	$2,077	$2,027	$6,052	$6,036
Business analysis fees	1,254	1,174	1,220	3,458	3,777
Overdraft fee income	1,344	1,313	1,357	3,980	3,857
Other service charges and fees	1,480	1,423	1,461	4,283	3,831
Net gain on sale of securities available-for-sale	—	—	—	—	124
Gain (loss) on sale of fixed assets	—	—	—	360	(22)
Increase in cash surrender value of life insurance	421	416	410	1,256	991
Earnings on separate account life insurance	112	1,386	608	1,118	1,078
Other	1,071	781	975	3,749	3,580
Total noninterest income	$7,716	$8,570	$8,058	$24,256	$23,252
As a % of average interest-earning assets (1)	0.92%	1.04%	0.94%	0.97%	0.92%

Noninterest expense:
Salaries and employee benefits
Salary and incentives	$10,203	$10,403	$10,863	$31,014	$32,014
Employee benefits	1,921	2,009	1,865	6,218	6,118
Deferred compensation	37	136	99	176	243
Occupancy costs	3,162	3,204	3,234	9,451	9,354
Advertising and marketing costs	317	338	403	988	1,156
Data processing costs	1,493	1,657	1,518	4,734	4,582
Deposit services costs	1,865	1,983	2,134	5,796	6,243
Loan services costs				—
Loan processing	107	117	173	337	425
Foreclosed assets	1	1	1	18	3
Other operating costs	929	772	901	2,480	2,905
Professional services costs				—
Legal and accounting services	738	572	641	1,866	1,712
Director's costs	342	337	332	1,035	951
Deferred directors' fees cost	154	1,039	438	621	942
Other professional services	721	694	763	2,115	2,180
Stationery and supply costs	77	100	102	274	335
Debit card and fraud loss	247	148	168	527	656
Total noninterest expense	$22,314	$23,510	$23,635	$67,650	$69,819
As a % of average interest-earning assets (1)	2.66%	2.85%	2.76%	2.72%	2.77%
Efficiency ratio (tax-equivalent) (2)(3)	54.86%	58.91%	58.05%	56.73%	59.32%

(1)	Annualized
(2)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

October 26, 2026

AVERAGE BALANCES AND RATES

(Dollars in Thousands, Unaudited)

	For the quarter ended			For the quarter ended			For the quarter ended
	9/30/2026			6/30/2026			9/30/2025
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$21,300	$207	3.86%	$11,265	$112	3.99%	$31,672	$329	4.12%
Taxable	673,282	7,874	4.64%	695,359	7,965	4.59%	731,274	9,104	4.94%
Non-taxable	207,670	1,697	4.10%	207,513	1,678	4.11%	196,550	1,580	4.04%
Total investments	902,252	9,778	4.50%	914,137	9,755	4.48%	959,496	11,013	4.73%

Loans: (3)
Real estate	1,841,662	23,041	4.96%	1,803,504	22,250	4.95%	1,849,065	22,997	4.93%
Agricultural production	55,875	1,819	12.92%	58,703	723	4.94%	70,033	961	5.44%
Commercial	122,548	1,764	5.71%	106,435	1,531	5.77%	116,855	1,824	6.19%
Consumer	2,410	54	8.89%	2,445	54	8.86%	2,872	64	8.84%
Mortgage warehouse facilities	401,497	6,426	6.35%	422,257	6,608	6.28%	395,940	7,059	7.07%
Other	3,079	35	4.51%	2,393	18	3.02%	2,453	19	3.07%
Total loans	2,427,071	33,139	5.42%	2,395,737	31,184	5.22%	2,437,218	32,924	5.36%
Total interest-earning assets (4)	3,329,323	42,917	5.17%	3,309,874	40,939	5.02%	3,396,714	43,937	5.18%
Other earning assets	17,988			17,935			17,062
Non-earning assets	302,201			318,610			297,980
Total assets	$3,649,512			$3,646,419			$3,711,756

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$258,011	$1,406	2.16%	$237,488	$1,263	2.13%	$251,719	$1,617	2.55%
NOW	354,243	84	0.09%	361,845	97	0.11%	369,586	131	0.14%
Savings accounts	364,461	125	0.14%	366,475	111	0.12%	356,172	106	0.12%
Money market	188,131	946	1.99%	171,583	772	1.80%	156,347	745	1.89%
Time deposits	453,921	3,321	2.90%	454,295	3,216	2.84%	496,155	4,078	3.26%
Brokered Deposits	274,448	2,874	4.15%	228,210	2,402	4.22%	259,624	2,929	4.48%
Total interest bearing deposits	1,893,215	8,756	1.83%	1,819,896	7,861	1.73%	1,889,603	9,606	2.02%
Borrowed funds:
Federal funds purchased	37,070	354	3.79%	125,005	1,171	3.76%	30,545	353	4.59%
Repurchase agreements	126,586	46	0.14%	125,120	45	0.14%	134,619	68	0.20%
Short term borrowings	2,578	25	3.85%	3,606	34	3.78%	5,539	68	4.87%
Long term FHLB Advances	35,000	335	3.80%	40,714	389	3.83%	80,000	788	3.91%
Long term debt	49,536	429	3.44%	49,514	430	3.48%	49,447	429	3.44%
Subordinated debentures	36,123	607	6.67%	36,078	597	6.64%	35,945	657	7.25%
Total borrowed funds	286,893	1,796	2.48%	380,037	2,666	2.81%	336,095	2,363	2.79%
Total interest-bearing liabilities	2,180,108	10,552	1.92%	2,199,933	10,527	1.92%	2,225,698	11,969	2.13%
Demand deposits - noninterest bearing	1,034,635			1,018,453			1,048,639
Other liabilities	67,188			63,077			81,368
Shareholders' equity	367,581			364,956			356,051
Total liabilities and shareholders' equity	$3,649,512			$3,646,419			$3,711,756

Interest income/interest earning assets			5.17%			5.02%			5.18%
Interest expense/interest earning assets			1.26%			1.28%			1.40%
Net interest income and margin (5)		$32,365	3.91%		$30,412	3.74%		$31,968	3.78%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)

Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.2) million and $(0.3) million for the quarters ended September 30, 2026 and 2025, respectively, and $(0.3) million for the quarter ended June 30, 2026.

(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

October 26, 2026

AVERAGE BALANCES AND RATES

(Dollars in Thousands, Unaudited)

	For the nine months ended			For the nine months ended
	9/30/2026			9/30/2025
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$18,651	$530	3.80%	$34,728	$1,128	4.34%
Taxable	692,553	23,831	4.60%	745,614	27,539	4.94%
Non-taxable	206,342	5,000	4.10%	196,820	4,733	4.07%
Total investments	917,546	29,361	4.47%	977,162	33,400	4.74%

Loans:(3)
Real estate	$1,822,690	$67,684	4.96%	$1,841,163	$67,576	4.91%
Agricultural	59,099	3,266	7.39%	73,071	2,906	5.32%
Commercial	113,612	4,892	5.76%	109,854	4,951	6.03%
Consumer	2,484	163	8.77%	3,123	196	8.39%
Mortgage warehouse facilities	412,629	19,623	6.36%	359,564	19,029	7.08%
Other	2,543	64	3.36%	2,389	50	2.80%
Total loans	2,413,057	95,692	5.30%	2,389,164	94,708	5.30%
Total interest-earning assets (4)	3,330,603	125,053	5.07%	3,366,326	128,108	5.14%
Other earning assets	17,667			17,062
Non-earning assets	301,650			284,071
Total assets	$3,649,920			$3,667,459

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$240,001	$3,772	2.10%	$228,208	$4,329	2.54%
NOW	357,570	257	0.10%	374,508	390	0.14%
Savings accounts	364,820	341	0.12%	354,551	292	0.11%
Money market	171,518	2,334	1.82%	149,252	1,925	1.72%
Time deposits	455,879	9,741	2.86%	514,679	12,774	3.32%
Brokered deposits	273,788	8,495	4.15%	249,584	8,594	4.60%
Total interest-bearing deposits	1,863,576	24,940	1.79%	1,870,782	28,304	2.02%
Borrowed funds:
Federal funds purchased	68,265	1,919	3.76%	25,758	870	4.52%
Repurchase agreements	126,705	153	0.16%	123,954	216	0.23%
Short term borrowings	3,385	97	3.83%	11,439	391	4.57%
Long term FHLB Advances	51,007	1,473	3.86%	80,000	2,339	3.91%
Long-term debt	49,514	1,291	3.49%	49,424	1,289	3.49%
Subordinated debentures	36,078	1,794	6.65%	35,900	1,965	7.32%
Total borrowed funds	334,954	6,727	2.69%	326,475	7,070	2.90%
Total interest-bearing liabilities	2,198,530	31,667	1.93%	2,197,257	35,374	2.15%
Demand deposits - noninterest-bearing	1,019,725			1,024,278
Other liabilities	65,540			91,709
Shareholders' equity	366,125			354,215
Total liabilities and shareholders' equity	$3,649,920			$3,667,459

Interest income/interest-earning assets			5.07%			5.14%
Interest expense/interest-earning assets			1.27%			1.41%
Net interest income and margin(5)		$93,386	3.80%		$92,734	3.73%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)

Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.8) million and $(0.9) million for the nine months ended September 30, 2026, and 2025, respectively.

(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

#####################################